Exhibit 10.79


              AGREEMENT FOR FLY ASH; RESTATED CONTRACT NO. 3804-983
                                AMENDMENT NO. 12

THIS AMENDMENT NO. 12 TO "AGREEMENT FOR FLY ASH" is entered into this 22th day of May 2001.

         WHEREAS, Purchaser and Company have entered into a contract for sale by Company of fly ash produced at Company's Centralia Plant dated March 1, 1977, as amended by amendments 1 through 11 (the "Agreement"); and

         WHEREAS, THE PURCHASER AND COMPANY DESIRE TO AMEND THE TERMS OF THE AGREEEMENT, THE PARTIES DO HEREBY AGREE AS FOLLOWS:

         1. Change Company name to TransAlta Centralia Generation LLC.

         2. Change Purchaser's name to ISG Resources, Inc.

         3. Purchaser will obtain eight <$) knife gates to be installed by Company on top of flyash bins for better segregation of flyash.

         4. * Purchaser will provide all design, equipment, material and hire Company approved contractor to install a carbon fixation systems in the flyash unloading room (per attachment A).

            * Company will provide electricity for new equipment operation.

            * The Purchaser will retain ownership and maintenance of the equipment and the Company will bear no liability for equipment damage.

            * The Company will retain ongoing review of equipment and it will be removed at the Company's request.

            * The Company will not participate in the cost of flyash treatment. All costs will be paid by Purchaser.

            * Purchaser will report monthly the tons of ash treated and maintain flow meter readin for audit purposes.


PURCHASER                                       COMPANY
ISG RESOURCES, INC.                             TRANSALTA CENTRALIA
                                                GENERATION LLC

By  /s/ Clinton A. Kurtz                        By  /s/ Darrel Webster for
  ---------------------------                     -----------------------------
Name Clinton A. Kurtz                           Name JEFF D WILLEY
Title V. President - W. Region                  Title CONTRACT ADMINSTRATOR
      June 26, 2001                                   June 28, 2001
------------------------                           ------------------------
   Date Executed                                      Date Executed

                               AMENDMENT NO. 11 TO
                                 CENTRALIA PLANT
                  AGREEMENT FOR FLY ASH; CONTRACT NO. 3804-983

         This Amendment No. 11 to Centralia Plant ("Centralia Plant") Agreement for Fly Ash (Contract No. 3804-983) is entered into this 5th day of August, 1997 between Pozzolanic Northwest, Inc. ("Purchaser") and PacifiCorp ("Company").


                                    RECITALS

WHEREAS, Purchaser and Company have entered into a contract for sale by Company of fly ash produced at Company's Centralia Plant dated March 1, 1977, as amended by amendments 1 through 10 (the "Agreement"); and


WHEREAS, THE PURCHASER AND COMPANY DESIRE TO AMEND THE TERMS OF THE AGREEMENT, THE PARTIES DO HEREBY AGREE AS FOLLOWS:

         1. The combustion of coal at the Centralia Plant produces certain residual wastes in the form of ash collected by electrostatic precipitators (herein called "fly ash" or "reject ash") and other by-products. Considerable quantities of fly ash, reject ash and other by-products must be removed and disposed of by Company at their expense.

         2. Purchaser has explored the possibility of using or commercially marketing, or both, the fly ash at its sole expense. Purchaser in consideration for - an extension to the Restated Agreement, dated January 20, 1992, in Amendment No. 9, a revision to the Company's residual value percentage at the expiration of this Agreement; and other incentives to use, market or _ sell all the fly ash produced by Company - agrees to: increase the price paid to Company, eliminate additional transportation expenses by purchasing the fly ash FOB the spout, revise the exclusive right to a right of first refusal and other incentives to make the Agreement easier to administer. Purchaser desires to obtain the right, title and interest to those amounts of fly ash it may require from time to time for its own use or for dolivery to customers that it may develop, together with rights to have installed and maintained certain equipment on the Centralia Plant site for such purpose. Installation of certain equipment is further defined in Article . 3, Equipment at Centralia Plant Site and Article 4, Maintenance and Operation.

WHEREAS, the parties desire to continue their basic relationship whereby Purchaser buys from Company fly ash produced at Company's Centralia Plant; and

WHEREAS, fly ash means ash collected by electrostatic precipitators at the Centralia Plant that meets the color, fineness, LOI and other quality requirements to be mixed with Portland Cement and considered as meeting industry standards;

WHEREAS, reject ash means ash collected by electrostatic precipitators at the Centralia Plant that does not meet the standards for fly ash or fly ash rejected by Purchaser that is transferred to silos 13 and 14. Bottom ash, economizer ash, cenospheres, scrubber sludge and other related products are by-products resulting from operation of the Centralia Plant and are neither fly ash nor reject ash. However, Purchaser may explore using or marketing these related products under separate agreements;

WHEREAS, Purchaser's rights, title and interest for exclusive right to fly ash shall pertain to fly ash in Company's silos 11 and 12. All fly ash shall initially go into silo 11. All ash transferred to Companys silos 13 and 14 from Company's silos 11 and 12 is considered reject fly ash (whether it is fly ash or reject ash) for the purposes of this Agreement. Reject ash in silos 13 and 14 may be marketed or sold to others by Company provided the reject ash is not marketed or sold to current customers of Purchaser. Company may sell to a competitor of Purchaser as long as the competitor does not sell the reject ash to Purchaser's customers. Purchaser shall provide a list of customers when requested by Company, in order for Company to determine if the marketing or sale of reject ash is to a customer of Purchaser,

WHEREAS, the intent of this Amendment No. 11 is to give both parties incentives to work harmoniously and cooperatively towards reducing Company's disposal costs and increasing the revenue derived from fly ash sales for both parties, and ultimately using, marketing or selling all the fly ash;

WHEREAS, Purchaser and Company therefore desire to amend the terms of the Agreement.

                                   AGREEMENT

NOW,THEREFORE, the parties do hereby further agree as follows:

         1. Definitions and References. The capitalized terns used herein shall have the same meanings as those defined in the Fly Ash Agreement between PacifiCorp Electric Operations and Pozzolanic Northwest, Inc., dated January 20, 1992 (the "Restated Agreement"), unless otherwise defined above or herein. All references to section numbers herein refer to the Restated Agreement. From and after the date of this Amendment N0.11, the terms "fly ash" and "reject ash" shall have the meanins defined in this Amendments Recitals.

         2. Extension of Agreement. The parties agree to extend the term of the Agreement from February 28, 2002, to __________________ with options to extend the Agreement in 5 year terms beginning in ______________ in order for Purchaser to have a continuous ___________________ year term, provided Purchaser's performance is in accordance with the Agreement.

         3. Right to Fly ash. Section 2.1 of the Restated Agreement is deleted in its entirety and replaced with:

            2.1 Purchaser, for the price specified in Section 5 to be paid to the Company shall have the right to remove, market for sale, sell and otherwise dispose of any or all fly ash it may now or hereafter require, subject to this Agreement, either acting alone or in conjunction with others, from Company's silos 11 and 12; provided however, that the Company may at its own discretion retain any amount of fly ash which it may desire for its own use, including but not limited to the blending of fly ash with scubber sludge or any other byproducts of the Centralia Plant; and provided further that the Company shall have the right to market for sale and sell all fly ash or reject ash at any time that Purchaser transfers ash to Company's silos 13 and 14 or at any time Purchaser does not remove available quantities of fly ash from the Centralia Plant, including fly ash in Company's silos 11 and 12 as specified below.

                Purchaser will have right of first refusal to all fly ash as it enters Company's silo 11 or is classified and placed in Company's silo 12. After Purchaser exercises its right of first refusal, Company may remove, market for sale, sell and otherwise dispose of any and all reject ash in silos 13 and 14 it may now or hereafter require, subject to this Agreement, either acting alone or in conjunction with others; provided, however, that the Company may at its own discretion retain any amounts of reject ash which it may desire for its own use. Company reserves the right to sell any or all reject ash to third parties independent of Purchaser if the Company, in its sole discretion, deems the terns offered by the third party to be more favorable than offered by Purchaser.

                Company, however, agrees not to soil any fly ash or reject ash to customers of Purchaser. Company may sell fly ash or reject ash to a competitor of Purchaser as long as the competitor does not sell the fly ash or reject ash to Purchaser's customers. Purchaser shall provide a list of fly ash customers and reject ash customers when requested by Company.

                Any new customers obtained after March 1, 1997 that Purchaser adds to the original lists will not be considered customers if

                Purchaser has not sold the customer fly ash or reject ash within 12 months. Pre March 1,1997 customers of Purchaser will not be subject to this 12 month requirement.

                If Company is contacted by a competitor or customer for fly ash or reject ash and the ultimate customer is not on the respective list, Purchaser will have 48 hours to exercise its right of first refusal before the fly ash or reject ash is sold to the customer or competitor or before any fly ash is disposed of or before being transferred to silos 13 and 14 as reject ash.

                In the unlikely event that Purchaser does not exercise its first right of refusal and fly ash needs to be loaded into others trucks or rail cars out of silos 11-14; Purchaser agrees to reasonably accommodate this loading and charge Company Purchaser's actual loading costs (exclusive of overheads), as they relate to this activity.

         4. Equipment at Centralia Plant Site add the following 3.4 and 3.5 to section 3 of the Agreement

           3.4 Purchaser will submit a list of equipment annually to Company for consideration in Company's budget process. If budget requests are justifiable, Company will use best efforts to get them approved. Approved capital costs at the Centralia Plant are to be at Company's sole expense.

           3.5 Reacting quickly to market conditions is important, and therefore, unbudgeted capital equipment items, that Company and Purchaser are in agreement with, can be initially paid for by Purchaser and Company will true up this expenditure the following year with a capital project to reimburse Purchaser.

         5. Maintenance and Operation add the following 4.6 to Section 4 of the Agreement.

         6. Sales Price Sections 5.1, 5.2, 5.4, 5.5 of the Restated Agreement shall be deleted in their entirety and replaced with the following:

         8. Indemnification Section 9 of the Restated Agreement shall be deleted in its entirety and is replaced.

             9.1 Purchaser specifically and expressly agrees to indemnify, defend, and hold harmless Company and its directors, members of Company's Pacific Board, Utah Board, and Wyoming Board, officers, employees and agents (hereinafter collectively "Indemnitees") against and from any and all claims, demands, suits, losses, costs and damages of every kind and description, including attorneys' fees and/or litigation expenses, brought or made against or incurred by any of the Indemnitees resulting from, arising out of, or in any way connected with any act, omission, fault or negligence of Purchaser, its employees, agents, representatives or subcontractors of any tier, their employees, agents or representatives in the performance or nonperformance of Purchaser's obligations under this Agreement or in any way related to this Agreement. The indemnity obligations under this Section shall include without limitation.

                 1. Loss of or damage to any property of Company, Purchaser or any third party;

                 2. Bodily or personal injury to, or death of any person(s), including without limitation employees of Company, or of Purchaser or its subcontractors of any tier, and

                 3. Claims arising out of Workers' Compensation, Unemployment Compensation, or similar such laws or obligations applicable to employees of Purchaser or its subcontractors of any tier.

             9.2 Purchaser's indemnity obligations under this Section for death, bodily injury or property damage (collectively "Damages") caused in part by the negligence of Comapany shall be limited to the extent the Damages arise out of the negligence or willful acts of Purchaser, its employees, agents, representatives or subcontractors of any tier, their employees, agents or representative.

             9.4 For work performed in the State of Washington, and to the extent applicable, Purchaser specifically and expressly, waives any immunity under Industrial Insurance, Title 51, RCW, and acknowledges that this waiver was mutually negotiated by the parties herein.

         9. Exhibit A shall be deleted in its entirety and shall no longer be applicable.

         10. Effect of Amendment. Except as otherwise amended by this Amendment No. 11, the Agreement remains in full force and effect as amended.

IN WITNESS HEREOF, this Amendment No. 11 has been executed by the parties and is effect as of March 1, 1997.

POZZOLANIC NORTHWEST, INC.                    PACIFICORP for itself and as agent
                                              for COMPANYS


By: /s/ Clinton A. Kurtz                       By: /s/ Russell Davidson
   ---------------------------                    -----------------------------
Its: Secretary/Treasurer                       Its: Procurement Manager

              AGREEMENT FOR FLY ASH; RESTATED CONTRACT NO. 3804-983
                                AMENDMENT NO. 10

THIS AMENDMENT NO. 10 TO "AGREEMENT FOR FLY ASH" is entered into this 26the day of June 1995.

WHEREAS, the undersigned parties have entered into a Contract dated March 1, 1977, for Sale by OWNERS to POZZOLANIC NORTHWEST, INC., ("Purchaser") of fly ash produced at Owner's Centralia Steam Electric Generating Plant; and

WHEREAS, the parties desire by this instrument to amend the terms of said Agreement to reduce the disposing of reject fly ash,

NOW, THEREFORE, the parties do hereby further agree as follows:

         1. Purchaser shall engineer, construct, and provide all equipment necessary to install an auger-unloader for No. 14 Fly Ash Tailings Bin, including electrical work, auger and knife gate valve.

         2. Purchaser shall install the equipment on Company's No. 14 Fly Ash Bin located at the Centralia Steam Electric Generating Plant's Fly Ash Loading Facility.

         3. Company will compensate Purchaser for the installation of the recon auger loading station for the Firm Lump Suns price of _____________
             __________________________________________________________________.
             Purchaser shall receive payment by deducting the _________________ from monthly payments to Company for future Fly Ash Sales. The amount may be deducted in total or inpart until the Firm Lump Sum Amount is satisfied.

         4. Contractor shall provide itemized accounting for sales of reject ash on the monthly sales report for tarcking payback of the cost for the recon auger loading station.

         5. All other terms and conditions of the Agreement shall remain in effect.



PURCHASER                                 COMPANY
POZZOLANIC NORTHWEST, INC.                PACIFICORP for itself and as agent for
                                          the Owners of the CENTRALIA
                                          STEAM ELECTRIC GENERATING PLANT


By  /s/ Clinton A. Kurtz                  By /s/ Michael O. Scriners, for
  ----------------------------               ----------------------------------
Name Clinton A. Kurtz                     Name  Zack B. Brewer, Jr.
                                                 (Type or Print)
Title Secretary/Treasurer                 Title Lead Contract Administrator
      8/7, 1995                                      8-9, 1995
-------------------------                  --------------------------------
   Date Executed                                  Date Executed

                    CENTRALIA STEAM ELECTRIC GENERATING PLANT
                  AGREEMENT FOR FLY ASH: CONTRACT NO. 3804-983

                                 AMENDMENT No. 9



         THIS AMENDMENT NO. 9 to "AGREEMENT FOR FLY ASH" is entered into this 20th day of January, 1992.

         WHEREAS, the undersigned parties have entered into a Contract dated March 1, 1977 for sale by OWNERS to POZZOLANIC NORTHWEST, INC. ("Purchaser") of fly ash produced at Owner's Centralia Steam Electric Generating Plant: and

         WHEREAS, the parties desire by this instrument to amend. the terms of said agreement and to resolve and settle certain concerns arising out of. said Agreement and incorporate Amendments 1-8 of said Agreement into a Restated Agreement for clarification of said Agreement,

         NOW, THEREFORE, the parties do hereby further agree as follows:

         1. RESTATED AGREEMENT ASATTACHED.



PURCHASER                                  COMPANY

POZZOLANIC NORTHWEST, INC.                 PACIFICORP ELECTRIC OPERATIONS
                                           for itself and as agent for OWNERS

By /s/ Gerald A. Peabody                   By /s/ Zack B. Brewer, Jr.
  --------------------------                  ---------------------------------
Name Gerald A. Peabody                     Name Zack B. Brewer, Jr.
Title President                            Title Lead Contract Administrator
  20 Jan 1992                                       January 20, 1992
--------------------------                 ------------------------------------
Date Executed                              Date Executed

                                    RESTATED

                                FLY ASH AGREEMENT

                                     BETWEEN

                         PACIFICORP ELECTRIC OPERATIONS

                                       AND

                           POZZOLANIC NORTHWEST, INC.

                            OF AGREEMENT NO. 3804-983

                               TABLE OF CONTENTS

RESTATED AGREEMENT                                              PAGE 1

    1.   TERM OF AGREEMENT                                      PAGE 1
    2.   RIGHT TO FLY ASH                                       PAGE 1
    3.   EQUIPMENT AT CENTRALIA PLANT SITE                      PAGE 2
    4.   MAINTENANCE AND OPERATION                              PAGE 3
    5.   SALES PRICE                                            PAGE 4
    6.   CONDUCT OF OPERATIONS                                  PAGE 9
    7.   MINIMUM SALES VOLUME                                   PAGE 10
    8.   DEFAULT-TERMINATION                                    PAGE 13
    9.   INDEMNIFICATION                                        PAGE 13
   10.   WORKERS' COMPENSATION                                  PAGE 14
   11.   INSURANCE                                              PAGE 14
   12.   NOTICES                                                PAGE 16
   13.   ARBITRATION                                            PAGE 16
   14.   UNCONTROLLABLE FORCES                                  PAGE 17
   IS.   ASSIGNMENT                                             PAGE 17
   16.   LITIGATION/APPLICABLE LAW                              PAGE 18
   17.   COMPLETE AGREEMENT                                     PAGE 18
   18.   ADDITIONS                                              PAGE 18
   19.   NONWAIVER                                              PAGE 18
   20.   MWBE/EQUAL EMPLOYMENT OPPORTUNITY
            AGREEMENT AND CERTIFICATION                         PAGE 18
   21.   LIMITATION OF LIABILITY                                PAGE 19
   22.   DAMAGES                                                PAGE 19
   23.   AUDIT                                                  PAGE 19


Attachment A
Exhibit A
Exhibit B
Examples

                                                 RESTATED AGREEMENT NO. 3804-983


                         PACIFICORP ELECTRIC OPERATIONS
                   CENTRALIA STEAM ELECTRIC GENERATING PLANT
                         RESTATED AGREEMENT FOR FLY ASH


         THIS RESTATED AGREEMENT, hereinafter referred to as "AGREEMENT", between PACIFICORP ELECTRIC OPERATIONS, ("Company") acting for itself as operator and as agent for the Owners of the Centralia Steam Electric Generating Plant, Centralia, Washington, to-wit: PACIFICORP ELECTRIC OPERATIONS, THE WASHINGTON WATER POWER COMPANY, CITY OF TACOMA DEPARTMENT OF PUBLIC UTILITIES, PUD NO. 1 OF SNOHOMISH COUNTY, SEATTLE CITY LIGHT, PUGET SOUND POWER & LIGHT COMPANY, PORTLAND GENERAL ELECTRIC, AND PUD NO. 1 OF GRAYS HARBOR COUNTY (collectively "Owners"), and POZZOLANIC NORTHWEST, INC., ("Purchaser"), withnesseth that:

         WHEREAS, the parties have been signatory to an Agreement or Fly Ash (Agreement No. 3804-983) dated March 1, 1977, with Amendment Nos. 1-8;


         WHEREAS, THE PARTIES AGREE TO THE FOLLOWING FACTS:

         a. The combustion of coal at the Centralia Plant produces certain residual wastes in the form of ash collected by electrostatic precipitators (herein called "Fly Ash") , Considerable quantities of Fly Ash must be removed and disposed of by pacific at the owner's

         b. Purchaser has explored the possiblitiy of using or commercially marketing, or both, the Fly Ash at its sole expense. Purchaser desires to .obtain the right, title and interest to those amounts of Fly Ash it may require from time to time for its own use or for delivery to customers that it may develop, together with rights to have installed and maintained certain equipment on the Centralia Plant site for such purpose. Installation arid maintenance of certain equipment is further defined in Article 3, Equipment at Centralia Plant Site and Article 4, Maintenance and Operation.

         WHEREAS, the parties desire to continue their basic from Company Fly A relationship whereby Purchaser, buys from Ash, reject ash, economizer ash and cenospheres (herein after referred to as "Fly Ash") produced at owner's Centralia Steam Electric Generating Plant; and

                                                 Restated Agreement No. 3804-983



         NOW, THEREFORE, Company and Purchaser do hereby agree as follows:

1. TERM OF AGREEMENT

         1.1 This Agreement shall become effective upon date of its execution by Company, and shall continue uniterrupted with the five consecutive five-year terms as orginally stated in Agreement No. 3804-983, terminating on February 28, 2002, unless earlier termineated in accordance iwth the provisions of this Agreement. Parties agree that Company may, at Company's option, extend the term of the Agreement.

2. RIGHT TO FLY ASH

         2.1 Purchaser, for the price specified in Section 5 to be paid to Company, shall have the exclusive right to store, remove, market for sale, sell and otherewise dispose of any or all Fly Ash it may now or hereafter require, subject tot his Agreement, either acting alone or in conjunction with others; provided, however, that Company may at its own discretion retain any amount of Fly Ash which it may desire, for its own use.

         2.2 Company makes no representation as to the continued availability, nor quantity, of Fly Ash throughout the life of this Agreement, and rights to Fly Ash granted to Purchaser by this Agreement create no obligation on Company to produce Fly Ash at any minimum rate or volume at any time.

         2.3 Company expressly disclaims all warranties and guarantees, whether implied or expressed, including but not limited to warranties of merchantability and fitness for any particalar purpose.

         2.4 Purchaser shall not use Company's or the Owners' name in any manner whatsoever in conjunction with the use or sale of Fly Ash.

3. EQUIPMENT AT CENTRALIA PLANT BITE

         3.1 All existing equipment and facilities currently associated with the Fly Ash. removal, handling or storage process at the Centralia Plant are property of Company, except as listed on Attachment A, "Purchaser's Equipment."

                                                 Restated Agreement No- 3804-983


         3.2 To the extent Purchaser's costs associated with Company equipment and.facilities as defined in Section 3.1 have been previously credited to the account of Purchaser such costs will continue to be amortized through Fly Ash . purchases at the rate specified in section 5.

         3.3 Any new equipment or facilities deemed necessary by Purchaser for Purchaser's Fly Ash needs will be submitted in concept to company for approval. If Company concurs, it will so notify Purchaser in writing. Purchaser will then be responsible for the design and engineering, which shall be subject to Company approval, and Company will construct any new equipment or facilities at Company's expense. said .new facilities or equipment shall be property of Company at all times. Reasonable and actual expenses borne by Purchaser under this Paragraph 3.3 shall be reimbursed by Company.

4. MAINTENANCE AND OPERATION

         4.1 Company will be responsible for maintenance of all Fly Ash facilities and equipment at the Centralia Plant Site, including mobile equipment, owned by Company. Purchaser shall be responsible for maintenance of all fly ash facilities and equipment at the plant site including mobile equipment, owned by Purchaser. Each party shall bare the costs of maintaining their own facilities and equipment at plant site.

         4.2 Company will maintain on the plant site an adequate supply of spare parts, filters, lubricants, special tools and heavy equipment for the maintenance of Company's facilities.

         4.3 Company shall respond. (initiate work) to request by Purchaser for emergency maintenance of Company's facilities within 1/2 hour during regular Company work hours or within 3 hours during non-regular Company work hours. If Company is unable or does not respond within these time frames, Purchaser shall have the right to take reasonable action to secure parts or have maintenance performed by a Company approved contractor or Company approved purchasers personnel. In such cases, Company shall reimburse Purchaser for Purchaser's actual and reasonable costs of parts and contract services.

                                                 Restated Agreement No. 3804-983


         4.4 The hiring and supervision of personnel to provide operation of the facilities and maintenance of purchaser owned equipment shall be the responsibility of Purchaser. The cosh including wages, of providing a staff of competent operators, laboratory supervisors and management personnel shall be borne by Purchaser.

         4.5 Purchases, of Fly Ash will be weighed at the Centralia Plant site or the Centralia storage facility. If these . facilities are not available for whatever reason, each truck load will be supported by a public scale weight verification after each pick-up.

5. SALES PRICE

         5.1 The price Purchaser will pay for the Fly Ash removed from the Centralia Plant site for sale to others shall be 25 percent of the price Purchaser obtains from the sale of Fly Ash to others, after deducting direct transporting costs, (those costs incurred from point of origin to point of destination) provided, however, that in no event shall Purchaser pay in total for all Fly Ash less than the per ton minimum price for the Minimum Sales Volume of Fly Ash as calculated under Paragraph 7.3 below. Any savings resulting from backhauling will be shared with Company in the same manner as the original haul.. "Transporting costs" as used herein are further defined as the total direct costs incurred in delivering the Fly Ash from the plant site to the customer. It includes all rail costs including freight .charges, surcharges and demurrage costs imposed by the railroads including costs of the rail cars. It includes all truck freight charges, surcharges and highway use taxes. Purchaser-owned or leased trucks are charged at the prevailing tariff rate. Transporting costs do not include the cost of plant site personnel, technical representatives, office costs, Purchaser's equipment listed on Attachment A or any other equipment at the Centralia Plant site or Centralia storage facility that may be used for locating rail cars, except to the extent that such costs are associated with the acquisition of an intermediate silo, storage facility, terminal or barging facility.

                  If an intermediate silo, storage facility, terminal barging facility is required or if personnel or equipment is required far these facilities, then these costs including the associated lease and/or acquisition costs for such intermediate facilities and equipment are treated as transporting costs, as they are incurred in

                                                 Restated Agreement No. 3804-983

                  delivering the Fly Ash from the plant site to the customer. For the purpose of determining the associated costs of Purchaseracquired intermediate facilities, the acquisition charge shall be calculated using one of the following methods depending upon whether the acquisition is a lease or purchase:

                  (a) Lease costs shall be costs actually incurred in conjunction with the lease of an intermediate facility for use under this Agreement plus an amount equal to five percent of the lease cost to cover general. and administrative costs associated with the lease. In the event any lease subject to with this provision contains an option to purchase, and m the event of election of said option, the affected asset shall become subject to the provisions of Item (b) of this Paragraph at the time of option election.

                  (b) The charge for purchase of intermediate facilities shall be calculated using the straight-line amortization method over the useful life. This charge shall terminate after the facility has been fully amortized. Intermediate facilities purchased pursuant to this provision shall be treated as having a useful life not exceeding the remaining term of this Agreement (i.e.; through the fifth 5year contract period); provided, if, at the conclusion of the fifth 5-year contract period, a facility shall.have any residual value, Purchaser shall refund to Owners an amount equal to twentyfive percent (25%) of the residual value. The refund shall consist of payment of twenty-five percent (25%) of the residual value after deduction of all facility costs subject to amortization under this Paragraph but which have not previously been . deducted from the price paid Company by reason of the Minimum Sale Price requirement as set forth in Paragraph 5.2.

                           The value of the land will not be included in determining residual value under this Paragraph 5.1.b.

                           In the event of any dispute concerning the residual value, the parties will attempt to resolve the matter through assistance of an independent appraiser prior to any arbitration.

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                                                 Restated Agreement No. 3804-983

                           The basis for amortizaiton shall be actual cost including interest calculated as described below (Owner's pro rata share of costs in the event a facility is used for purposes in addition ot the sale of Centralia Plant Fly Ash under this Agreement) less any applicable investment tax credits realized by Purchaser. To the extent that Purchaser employs borrowed funds for the acquisition of any facility or refinances previous rate shall be equal to the actual interest rate charged to Purchaser to borrow such funds. However, interest on borrowed funds shall not exceed a commercially reasonable rate. To the extent that Purchaser finances the acquisition of any facility with its own funds, the imputed interest rate shall be equal to the yield on a U.S. Treasury Bond maturing in February 2002, as reported in The Wall Street Journal on the date of asset acquisition. The imputed interest reate shall be applied to the declining loan balance of the asset using the interest method (re: APB Opinion No. 21, 169.108, Amortization of Discount and Premium) and shall be adjusted in three-year intervals to reflect fluctuations inthe above-described Treasury Bond yield rate.

                           For the purposes of this Paragraph, the actual cost of facilities shall include general and administrative costs equal to five percent of asset acquisition costs.

                  (c) The allowable cost of Purchaser-owned land shall be equal to an annually determined, commercially reasonable lease rate as agreed to by the parties for that portion of the land devoted to the sale and handling of Centralia Fly Ash.

                           In the event of any dispute concerning such rate, the parties will attempt to resolve the matter through assistance of an independent appraiser prior to any arbitration.


         Title to and risk of loss for intermediate facilities shall remain with Pozzolanic throughout the term of this Agreement. In no event shall Company's reimbursement of acquisition costs or any subsequent refund of residual value act to transfer any portion of title, risk of loss or liability for said facilities to Company.

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                                                 Restated Agreement No. 3804-983

                  This Paragraph 5 shall be effective commencing with original Agreement Year 6 (i.e.; commencing March 1, 1982).

         5.2










         5.3 Purchaser shall keep and maintain complete and accurate books of account showing all removal of Fly Ash from the Centralia Plant site and the price to be paid for that Fly Ash, which books of account shall be made available to Company upon request. Purchaser, within forty-five

                                                 Restated Agreement No. 3804-983


                  days after the last day of each month, shall provide Company with a statement reflecting the Fly Ash removed during said month, sold during said month, the price to be paid for Fly Ash sold, a reasonable estimate of Fly Ash unsold in storage, and all sums due under this Agreement. A reconciliation will also be included, to reflect the total amount of any construction costs and the dollar offset of Fly Ash received by Purchaser during that period. When monies are due, a check made out to Company, will accompany this statement. Purchaser shall true up to actual cost any amounts reflected in these statements which were based on reasonable estimates. The true up may be on a calendar year or contract year at Purchaser's discretion. Company shall have the right to dispute that statement and subject that dispute to arbitration pursuant to
                  Section 13 of this Agreement.

         5.4 Reject Fly Ash from the Centralia Plant is subject to all the terms and conditions of the Agreement, with the exception of paragraph 5.1 and 5.2 which set forth the formula for payment by Purchaser to Company for Fly Ash sales and Section 7 in its entirety, which deals with minimum sales volume.

         5.5 Purchaser shall pay Company for all reject Fly Ash removed by Purchaser from the Centralia Plant site for sale to others an amount equal to twenty-five percent (25%) of the price Purchaser obtains from the sale of said Fly Ash to others, after deducting transporting costs (as defined in Article 5, Sales Price 5.1).

         5.6 Purchaser, by the first of each month, will provide Company with the following month's estimated daily quantities of Fly Ash to be removed from the Centralia Plant site.

         5.7 In the event that any sales or use tax is applicable to this Agreement, such tax shall be added to the price and paid by Purchaser.

         5.8 Purchaser agrees that if payment for any Fly Ash purchased is not rendered to Company within 30 days of receipt of invoice, this Agreement may be terminated.

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                                                 Restated Agreement No. 3804-983

6. CONDUCT OF OPERATIONS

         6.1 Purchaser agrees that in exercising its rights under this Agreement, its contractors, employees, or other agents, will observe any and all safety and operating rules and orders in force at the Centralia Plant, maintain good housekeeping in the working area and comply with all applicable environmental, safety and other laws and regulations.

         6.2 Purchaser shall exercise its rights under this Agreement in a manner that permits adequate access at all times by Owners to all structures located on the Centralia Plant site as those structures may from time to time exist, and to permit free and unrestricted movement of Owners' materials and equipment thereon as may be required by them, or any of them, and Purchaser shall use trucks, equipment and work procedures for hauling and loading the Fly Ash designed to prevent spillage and shall confine its hauling activities to such entry and exit routes and portals as may be directed by Company.

         6.3 The rights of Purchaser under this Agreement are subject to the rights of Owners, their successors and assigns, to construct, maintain, use, operate, alter, add to, repair, replace, reconstruct and/or remove in, on, over, along, under, through and across the Centralia Plant site, electric generation and related facilities, electric transmission and distribution lines and telephone lines, together with supporting structures and appurtenances, for conveying electric energy for light, heat, power arid telephone purposes and pipelines and appurtenances for the transportation of oil, petroleum, gas, coal, water or other substances, and conduits, building or structures for any and all purposes.

         6.4 Purchaser agrees that it will not divulge to third parties, without the written consent of Company, any information obtained from or through Company in connection with the performance of this Agreement at the Centralia Plant.

         6.5 Purchaser is an independent contractor and persons employed by Purchaser in connection herewith shall be employees of Purchaser and not employees of Company in any respect.

                                                 Restated Agreement No. 3804-983


         6.6 Purchaser shall perform the work at the Centralia Plant in accordance with its own methods in an orderly and workmanlike manner, enforce strict discipline and order among its employees, and shall not employ on the work any unfit person or anyone unskilled in the work assigned to him.

         6.7 Purchaser shall not, without receiving the written approval of Company, conduct any transaction with regard to Centralia Fly Ash, with any subsidiary or other related entity or party during the remaining term of the Agreement.

7. MINIMUM SALES VOLUME

         7.1



         7.2



         7.3

         7.4

         7.5

8.       DEFAULT-TERMINATION

         If Purchaser fails or refuses to comply with and perform any of the terms and covenants on its part in this Agreement within thirty (30) days after Company has given Purchaser written notice of such refusal or failure, the rights granted under this Agreement shall cease at the option of Company and this Agreement shall terminate.

9.       INDEMNIFICATION

         Purchaser specifically and expressly agrees to indemnify, defend and hold harmless Owners and their directors, members of Company's Pacific Board and Utah Power Board, officers, employees and agents (hereinafter collectively "indemnitees") from any and all claims, demands, suits, losses, costs and damages of every kind and description, including attorneys' fees, brought or made against or incurred by any of the indemnitees resulting from, arising out of, or in any way

                                                 Restated Agreement No. 3804-983

         connected with any act, omission, fault or negligence of Purchaser, its employees, agents, representatives or subcontractors of any tier, their employees, agents or representatives in the performance or nonperformance of Purchaser's obligations under this Agreement or in any way related to this Agreement, including the sale of Fly Ash by Purchaser or the use of Fly Ash by Purchaser in it own operations. The indemnity obligations under this article shall include with limitation
         i) loss of or damage to any property of Owners, Purchaser or any third party; ii) injury, bodily or personal, to or death of any person(s), including without limitation employees of Owners, Purchaser or Purchaser's subcontractors of any tier; and iii) claims arising out of Workers' Compensation, Unemployment Compensation or similar such laws or obligations applicable to employees of Purchaser or its subcontractors of any tier. Purchaser's indemnity obligation under this article shall not extend to any liability caused by the negligence of any of the indemnitees. Where both Purchaser (including its employees, agents or representatives) and indemnitees are liable for the same injury, harm or damage to person or property or same wrongful death, Purchaser and indemnitees shall share the liability based on the relative degree of fault of each.

         To the extent applicable, Purchaser specifically and expressly waives any immunity under Industrial Insurance, Title 51 RCW and acknowledges that this waiver was mutually negotiated by the parties hereto.

10.      WORKERS' COMPENSATION

         Purchaser shall comply with all applicable Workers' Compensation Acts in the states having jurisdiction and shall furnish proof thereof satisfactory to Company upon request.

11.      INSURANCE

         11.1 Without limiting any liabilities or any other obligations of Purchaser, Purchaser shall secure and continuously carry with insurers acceptable to Company the following insurance coverage:

                  Employers Liability insurance with a minimum limit of $500,000.

                  Commercial General Liability insurance with a minimum single limit of $1,000,000. The coverage shall include:

                  *   Bodily Injury and Property Damage Liability,
                  *   Contractual Liability,

                                                 Restated Agreement No. 3804-983


                  to protect against and from all loss by reason of injury to persons or damage to property, including Purchaser's own workers and all third persons, and property of Owners and all third parties based upon and arising out of Purchaser's operations hereunder, including the operations of its subcontractors of any tier.

                  Business Automobile Liability insurance with a minimum single limit of $1,000,000 for bodily injury and property damage with respect to Purchaser's vehicles whether owned, hired or non-owned, assigned to or used in the performance of the work.

         11.2 Except for Employers Liability insurance, the policies required herein shall include i) provisions or endorsements naming Owners, members of Company's Pacific Power Board and Utah Power Board, their directors, officers and employees as additional insureds, and ii) a cross-liability and severability of interest clause.

         11.3 All policies required by this Agreement shall include provisions that such insurance is primary insurance with respect to the interests of Owners and that any other insurance maintained by Owners is excess and not contributory insurance with the insurance required hereunder, and provisions that such policies shall not be cancelled or their limits of liability reduced without i) ten (10) days prior written notice to Company if cancelled for nonpayment of premium, or ii) thirty (30) days prior written notice to Company if cancelled for any reason. A certificate in a form satisfactory to Company certifying to the issuance of such insurance, shall be furnished to Company. For all commercial general liability coverage written on a "claims-made" basis, the certificate shall also identify the retroactive date(s) and all laser endorsements, if any. If requested by Company, a copy of each insurance policy, certified as a true copy by an authorized representative of the issuing insurance company, shall be furnished to Company.

         11.4 Company shall be notified by Purchaser of any commercial general liability policies maintained hereunder and written on a "claims-made" form. Such insurance policies written on a "claims-made" basis shall be maintained by Purchaser for a minimum period of five (5) years after the completion of this Agreement and Company may, at its discretion, require Purchaser, at Purchaser's sole expense, to institute other measures to guarantee future coverage for claims as contemplated by this Agreement.

                                                 Restated Agreement No. 3804-983


         11.5 It is understood that the cost of insurance provided by Purchaser hereunder is borne by Purchaser, and Company in reliance thereon, will not otherwise secure insurance for the protection of the indemnitor as may otherwise be required by statute to render enforceable Purchaser's, indemnity herein.

12.      NOTICES

         12.1 Any formal notice, demand or request provided for in this Agreement shall be in writing and shall be deemed properly served, given or made if delivered in person, or sent by either registered or certified mail, postage prepaid or prepaid telegram, to the persons specified below:

                           PacifiCorp Electric Operations
                           Centralia Steam Electric Operations
                           Attention:  Lead Contract Administrator
                           913 Big Hanaford Rd.
                           Centralia, Washington 98531

                           Pozzolanic Northwest, Inc.
                           Attention:  President
                           7525 S.E. 24th Street
                           Mercer Island, WA 98040

         12.2 The names and addresses set forth in Section 12.1 may be changed by notice given as provided in this Section 12.

13.      ARBITRATION

         Arbitration under this Agreement shall be governed by the following procedures: The party demanding arbitration shall give notice in writing of such demand to the other party. The parties shall meet within ten (10) days thereafter to select an arbitrator by mutual agreement. The arbitrator shall be an individual having demonstrated expertise in the field of the matter or item to be arbitrated. If the parties cannot agree upon an arbitrator, the Chief Judge of the United States District Court of the District of Oregon, or such tribunal as may at the time be the successor of such court, may, upon request of a party, appoint an arbitrator. If, pending any arbitration under this Agreement, the arbitrator or successor substitute arbitrator shall die or for any reason be unable or

                                                 Restated Agreement No. 3804-983


         unwilling to act, his successor shall be appointed as he was appointed and such successor or substitute arbitrator, as to all matters then pending, shall act the same as if he had been originally appointed as an arbitrator. The award of the arbitrator so chosen shall be final as to the parties of this Agreement. The parties shall each bear the expense of preparing its own case, and the expense of the arbitrator, including the expense of any technical studies required by the arbitrator, shall be equally apportioned between the parties.

14.      UNCONTROLLABLE FORCES

         14.1 A party shall not be considered in default in respect to any obligation under this Agreement if prevented from fulfilling that obligation by reason of scheduled or unscheduled plant shutdowns which result in reduced availability of Fly Ash; nor by reason of uncontrollable forces, the term "uncontrollable forces" being deemed for purpose of this Agreement to be any cause beyond the control of the party affected, including, but not limited to, flood, earthquake, storm, lightning, fire, epidemic, war, riot, civil disturbance, labor disturbance, sabotage, proceeding by court or public authority or act or failure to act by court or public authority which uncontrollable forces, by exercise by due diligence and foresight, such party could not have reasonably expected to avoid. A party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.

         14.2 In addition, a party shall not be considered in default if the Fly Ash or any portion thereof becomes unusable because of any one or more of the following: The addition of detrimental precipitation aids; enactment of governmental laws regarding the handling and use of hazardous waste; facility access problems or other unforeseen actions that could reasonably deter the use of Fly Ash in concrete.

15.      ASSIGNMENT

         This Agreement shall be binding upon the parties to it, their successors and assigns, provided Purchaser may not assign its right under this Agreement without prior written approval of Company and any unauthorized assignment shall be void.

                                                 Restated Agreement No. 3804-983


16.      LITIGATION/APPLICABLE LAW

         16.1 If litigation is brought arising out of this Agreement, the losing party shall reimburse the prevailing party for court costs and attorneys' fees as determined by the court, including costs and fees on appeal.

         16.2 This Agreement shall be governed by the laws of the State of OREGON.

17.      COMPLETE AGREEMENT

         This Agreement and any referenced attachments constitute the complete agreement between the parties. It is subject to change only by an instrument in writing, prepared and signed by Company and accepted by Purchaser.

18.      ADDITIONS

         Exhibit A, Schedule of Prices, is an integral part of this Agreement; Exhibit B, Pozzolanic Marketing Program, attached hereto and incorporated herein, is for the purpose of demonstrating Purchaser's marketing plan as the basis for this Agreement and to be used in construing the parties's obligations hereunder, including any additions or deletions on Pages 5 and 9 of Exhibit B by Company.

19.      NONWAIVER

         The failure of Company to insist upon or enforce, in any instance, strict performance by Purchaser of any of the terms of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment to any extent of its right to assert or rely upon such terms or rights on any future occasion.

20.      MWBE/EQUAL EMPLOYMENT OPPORTUNITY AGREEMENT AND CERTIFICATE

         The attached PacifiCorp Electric Operations form No. 2421, entitled " Minority and Women Business Enterprise/Equal Opportunity Compliance Certificate," is hereby made a part of this Agreement. The Purchaser shall certify compliance by appropriate execution hereof and agrees to continue such compliance during the life of this Agreement. For purposes of this Agreement, the term "SUPPLIER/CONTRACTOR" used in such form shall mean Purchaser and the term "COMPANY" shall mean Company.

                                                 Restated Agreement No. 3804-983


21.      LIMITATION OF LIABILITY

         In no event shall Company be liable for any consequential damages or lost profits, whether in tort, contract, strict liability or otherwise, except that in the event Company is found to be liable for breach of the Agreement, Purchaser may receive any actual lost profits directly resulting from the breach for a two-year period after the date of breach.

22.      DAMAGES

         No remedies provided herein for Company upon Purchaser's default shall limit Company to such specified remedies and Company shall be entitled to all remedies provided by law.

23.      AUDIT

         Purchaser will permit Company to examine all records relevant to the computation of amounts due. Company may examine records during normal business hours. Company shall be allowed to reproduce, at its own expense, all or any part of said records which it deems necessary to verify the computation of those amounts. These records shall include but are not limited to ledgers, and supporting schedules. If it is determined by Company's audit of Purchaser's records that a discrepancy exists between amounts paid and amounts owed, the party owing will pay the party owed the appropriate amount within thirty (30) calendar days after announcement of Company of its findings. - Purchaser shall have the right to dispute Company's findings and subject that dispute to arbitration pursuant to Section 13 of this Agreement. This right to audit shall exist during the term of the Agreement and survive for five
         (5) years after each year of the Agreement.